                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MedicaLogic, Inc.:


    We consent to the use of our Independent Auditors' Report dated February 4, 2000, relating to the consolidated balance sheets of MedicaLogic, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999 which report is included in the Joint Proxy Statement/Prospectus on Form S-4, dated on or about March 28, 2000, of MedicaLogic, Inc., and to the reference to our firm under the heading "Experts" in the Joint Proxy/Registration Statement.



                                          /s/ KPMG LLP



Portland, Oregon
March 28, 2000